Exhibit 99.1
DONEGAL GROUP INC. INCREASES QUARTERLY DIVIDEND
For Further Information:
Jeffrey D. Miller
Senior Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: jeffmiller@donegalgroup.com
For Immediate Release
     MARIETTA, Pennsylvania, April 21, 2011 — Donegal Group Inc. (NASDAQ: DGICA and DGICB) reported that its board of directors today declared a regular quarterly cash dividend payable May 16, 2011 of $.12 per share of Class A common stock and $.1075 per share of Class B common stock to stockholders of record as of the close of business on May 2, 2011. These dividends represent percentage increases of 4.3% for the Company’s Class A common stock and 4.9% for the Company’s Class B common stock compared to the previous quarterly cash dividend.
     Donegal Group Inc. is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin).
     The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent) and has been ranked among the top 50 performing property-casualty insurance companies nationwide in each of the past six years by Ward Group, a Cincinnati-based operational consulting firm specializing in the insurance industry.